FOR IMMEDIATE RELEASE
For More Information: Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Quarterly, Year End Earnings

Lewiston, MAINE (August 10, 2010)—Northeast Bancorp (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank (www.northeastbank.com), today announced fourth quarter net income of $43,058, or ($0.01) per diluted common share, and net income of $1,718,672, or $0.63 per diluted common share, for the fiscal year ended June 30, 2010. While earnings for the quarter decreased 79% compared to the $208,909, or $0.06 per diluted share, earned for the quarter ended June 30, 2009, earnings for the fiscal year increased 79% compared to the $958,989, or $0.27 per diluted share, earned for fiscal year ended June 30, 2010.

The quarterly and annual results include one-time expenses associated with the previously announced pending FHB transaction totaling $386,000 and $540,514, respectively.

The fiscal fourth quarter results also include a non-cash goodwill impairment charge of $407,897. Based on the results of an internal goodwill impairment test, Northeast concluded that an impairment charge was required. The goodwill impairment charge has no impact on Northeast's regulatory capital ratios because goodwill is not included in regulatory capital and, as a non-cash charge, will not affect Northeast's overall liquidity position.

“We are pleased with the overall growth and performance at Northeast Bancorp this year. These results demonstrate an improving net interest margin year over year, and continued growth in noninterest income,” said Jim Delamater, President and CEO of Northeast Bancorp. “With our pending transaction, Northeast is positioned to create even greater value for our customers, shareholders, employees and the community.”

Total assets as of June 30, 2010 were $622 million, an increase of approximately 4%, or $24 million, compared to total assets of $598 million as of June 30, 2009. While net loans decreased, income from sale of loans increased. The Company’s capital ratios remain strong at 8.24% (tier 1 leverage) and 13.58% (total risk-based capital) at June 30, 2010. The allowance for loan losses grew slightly, to 1.52% of total loans at June 30, 2010 compared to 1.46% as of June 30, 2009.

Excluding amortization of customer lists, intangible assets and goodwill impairment, net income available to common stockholders per diluted share was $0.15 and $0.95 for the quarter and year ended June 30, 2010, respectively. Please see the footnote at the end of this release under the heading “Supplemental Reporting of Non-GAAP-Based Financial Measures.”

Net interest income decreased 3% for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009, and increased 6% for the year ended June 30, 2010 compared to the year ended June 30, 2009. Net interest income compared to the linked third fiscal quarter decreased, primarily due to a narrowing of the net interest margin. However, the annual increase was primarily attributable to an increase of 16 basis points in the margin, which in turn was caused principally by a decrease in the cost of funds, due to a shift from higher cost fixed rate deposits to lower cost core deposits.

Noninterest income for the fourth quarter and fiscal year ended June 30, 2010 totaled $3,296,285 and $12,146,071, respectively, representing increases of 13.2% and 12.8%, respectively, over the same periods during the previous fiscal year.

Delamater commented further, “We continue to see over 40% of our revenue generated from noninterest sources; our mortgage, insurance and investment divisions. Demand is driving an increase in hiring in these areas.”

Capital Investment — FHB Formation LLC (“FHB”)

On March 31, 2010, Northeast Bancorp announced that its Board of Directors unanimously agreed to sell $16.2 million of newly-issued common shares to several independent accredited investors (the “Investors”), through FHB Formation LLC (“FHB”), an entity created for the investment, pursuant to an Agreement and Plan of Merger between FHB and Northeast (the “Agreement”).  In addition to their purchase newly-issued common shares, under the terms of the Agreement, the Investors will also purchase approximately 40% of Northeast’s outstanding common shares from existing shareholders for approximately $12.9 million. The purchase of the new shares from Northeast and the purchase of Northeast shares from existing shareholders will be at a price equal to $13.93 per share (the “Investment”).  Immediately following the closing of the Investment, the existing Northeast shareholders will collectively own approximately 40% of the outstanding shares of Northeast, and the Investors will collectively own approximately 60% of the outstanding shares of Northeast.

On July 27, 2010, Northeast Bancorp announced that the shareholders of Northeast approved the Agreement.   Completion of the merger is subject to customary closing conditions, as well as the approval of various regulatory agencies.

In connection with the proposed transaction, Northeast has filed with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus dated June 14, 2010, which has been mailed to Northeast shareholders. Investors and shareholders of Northeast are urged to read the proxy statement/prospectus filed with the SEC because it contains important information about Northeast and the proposed transaction. The proxy statement/prospectus and any other documents filed by Northeast with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Northeast by contacting Northeast at www.northeastbank.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc., derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. Northeast Bank operates ten traditional bank branches, twelve insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.
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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2009.

IMPORTANT NOTE: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, and a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte 1, Suite 206, Falmouth ME 04105

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles, as well as goodwill impairment is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list, intangibles and goodwill impairment by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share and impairment of goodwill from our holding company. Management uses earnings per share excluding amortization of customer list, intangibles and goodwill impairment in order to review our core operating results. Management believes that this is a better measure of our performance.

The following sets forth a reconciliation of earnings per share excluding amortization of customer list and intangibles, as well as goodwill impairment to adjusted diluted earnings per share:

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2010	2009	2010	2009
Earnings excluding intangible amortization
Net income	$43	$209	$1,719	$959
Add back intangible expense, net of tax	381	120	740	489
Adjusted net income	$424	$329	$2,459	$1,448

Adjusted net income available to common shareholders	$363	$269	$2,216	$1,314

Adjusted basic earnings per share	$0.16	$0.12	$0.95	$0.57
Adjusted diluted earnings per share	$0.15	$0.12	$0.95	$0.57

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2010	2009	Change	2010	2009	Change
Selected financial information

Income statement data:

Interest income	$7,617	$8,182	-7%	$31,261	$33,766	-7%
Interest expense	3,181	3,895	-18%	13,513	16,980	-20%
Net interest income	4,436	4,287	3%	17,748	16,786	6%
Provision for loan losses	360	505	-29%	1,864	2,100	-11%
Net interest income after provision for loan losses	4,076	3,782	8%	15,884	14,686	8%

Gain on sale of loans	556	299	86%	1,264	827	53%
Gain (loss) on securities, net	3	350	0%	(18)	268	-107%
Investment brokerage income	599	313	91%	2,054	1,589	29%
Insurance agency income	1,508	1,392	8%	6,213	5,865	6%
Other noninterest income	631	559	13%	2,634	2,224	18%
Noninterest Income	3,297	2,913	13%	12,147	10,773	13%
Noninterest expense	6,977	6,496	7%	25,417	24,461	4%
Operating income before income tax	396	199	99%	2,614	998	162%
Income tax expense	353	(10)	-3630%	895	39	1,006%
Net income	$43	$209	-79%	$1,719	$959	79%
Net (loss) income available to common stockholders	$(18)	$148	-112%	$1,476	$825	79%

Per share data:
Basic earnings per common share	$(0.01)	$0.06	-117%	$0.64	$0.36	78%
Diluted earnings per common share	$(0.01)	$0.06	-117%	$0.63	$0.36	75%
Weighted average shares outstanding:
Basic	2,322,398	2,321,332	0%	2,321,894	2,319,830	0%
Diluted	2,344,708	2,321,617	1%	2,334,339	2,321,929	1%

Book value per common share	$20.08	$18.57		$20.08	$18.57
Tangible book value per common share	$15.18	$13.05		$15.18	$13.05

Net interest margin	3.14%	3.04%		3.15%	2.99%
Net interest spread	2.94%	2.80%		2.94%	2.75%
Return on average assets (annualized)	0.03%	0.14%		0.28%	0.16%
Return on equity (annualized)	0.34%	1.72%		3.47%	2.14%
Tier I leverage ratio (Bank)	8.24%	7.72%		8.24%	7.72%
Tier I risk-based capital ratio (Bank)	12.33%	11.26%		12.33%	11.26%
Total risk-based capital ratio (Bank)	13.58%	12.51%		13.58%	12.51%
Efficiency ratio	90%	90%		85%	89%
Nonperforming loans	8,841	9,894		8,841	9,894
Total nonperforming assets	10,133	10,567		10,133	10,567
Nonperforming loans as a % of total loans	2.31%	2.51%		2.31%	2.51%
Nonperforming assets as a % of total assets	1.63%	1.77%		1.63%	1.77%

	June 30,		%
	2010	2009	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$164,188	$148,410	11%
Loans held for sale	14,254	2,438	485%
Loans	382,309	393,651	-3%
Allowance for loan losses	5,806	5,764	1%
Goodwill & intangibles	11,371	12,802	-11%
Total assets	622,194	598,148	4%

Deposits:
NOW and money market	106,390	83,515	27%
Savings	38,190	19,079	100%
Certificates of deposits	199,468	239,658	-17%
Brokered time deposits	4,883	10,906	-55%
Noninterest-bearing deposits	35,266	32,228	9%
Total deposits	384,197	385,386	0%

Borrowings	183,025	162,389	13%
Stockholders' equity	50,906	47,317	8%

Shares outstanding	2,323,832	2,321,332	0%